Exhibit 99.1

November 23, 2020

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with an update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or “Summit”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of September 30, 2020. If you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

10-Q FILING

Summit filed its Quarterly Report on Form 10-Q for the period ending September 30, 2020 with the Securities and Exchange Commission on November 12, 2020. You can access the report on our website, www.summithealthcarereit.com, under the Investors tab, SEC filings.

CASH FLOW FROM OPERATIONS AND FUNDS FROM OPERATIONS (“FFO”)

Net cash provided by operating activities was $1,711,000 for the nine months ended September 30, 2020 compared to $522,000 for the nine months ended September 30, 2019. FFO per share was $0.12 for the nine months ended September 30, 2020 compared to $0.08 for the same period last year. FFO is a non-GAAP supplemental financial measure that is widely recognized as a measure of REIT operating performance. We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trusts. For further discussion on cash flows and FFO, please refer to the Form 10-Q for the period ending September 30, 2020.

ANNUAL STOCKHOLDERS MEETING

The annual meeting of stockholders took place on Tuesday, November 10, 2020 at 10:00 am, and was held at our corporate office located at 2 South Pointe Drive, Suite #100, Lake Forest, CA 92630. Messrs. J. Steven Roush and Kent Eikanas, and Ms. Suzanne Koenig were re-elected to our Board of Directors. In addition, the annual compensation paid to the executive officers was approved and voting frequency by shareholders to approve executive compensation will be held annually going forward in response to the non-binding, advisory votes received.

Court OrDERED RECEIVER APPOINTED AT PENNINGTON GARDENS

On October 7, 2020, a court ordered receiver was appointed to assume the responsibilities of operating and managing Pennington Gardens, a 77-unit assisted living and memory care facility owned by our wholly owned subsidiary and located in Chandler, Arizona. The receivership was appointed after the current operator defaulted on their rent payment resulting from a material decrease in occupancy at the facility due to COVID-19.

COMPANY OFFICERS PARTICIPATE IN VIRTUAL EXPERT FORUMS

On September 30, 2020, our Chief Executive Officer, Kent Eikanas, participated in a panel of thought leaders, top executives, and healthcare professionals in the Skilled Nursing News’ “RETHINK” forum. This event was designed for long-term care executives and professionals who are dedicated to looking at trends, issues, and the future of the skilled nursing industry. On October 1, 2020, our Chief Operating Officer and Chief Financial Officer, Elizabeth Pagliarini, was a speaker at the IMN Real Estate COO & CFO Virtual Forum, lending her expertise to a conversation regarding Investment Challenges and Opportunities in the Real Estate sector. The discussion focused on the role of REITs in the distressed acquisitions market, an overview of adjustments to investment strategies in the interest of capital preservation, identifying softening markets and the impact on participation, and also markets with largest changes in values of investment properties.

LITIGATION UPDATE

As we have previously reported, the judge signed and entered the order on March 14, 2019 granting us terminating sanctions which dismissed the complaint against us by Cornerstone Realty Advisors (“CRA”) and Cornerstone Ventures Inc. (“CVI”) with prejudice and awarded Summit monetary sanctions in the amount of $588,671 due to the plaintiffs’ discovery abuse. On May 21, 2019, CRA and CVI filed a notice of appeal from the Judgment. Summit subsequently filed a notice of cross-appeal from the Judgment on June 3, 2019. On July 9, 2019, the California Court of Appeal, Fourth District dismissed CRA and Cornerstone Ventures, Inc.’s appeal with prejudice. The briefing to the Court of Appeal, Fourth District on the Company’s appeals against CRA, Cornerstone Ventures, Inc and Winget Spadafora & Schwartzberg was completed on April 27, 2020. On October 28, 2020, the Court of Appeal issued an opinion affirming in part, and reversing, in part, the trial court’s opinion and remanded the action back to the trial court. We continue to vigorously pursue the sanctions awarded us and will keep you updated.

CORONAVIRUS (COVID-19) UPDATE

As the Coronavirus pandemic enters its ninth month, many states have started experiencing secondary waves of positive cases. Our operators continue to work diligently to abide by CDC guidelines for limiting the spread of the disease within their facilities, as well as protect their staff and residents. Until a sufficient number of people are vaccinated for this deadly disease, it is difficult to predict the effect and ultimate impact of the COVID-19 pandemic on our operators and resulting impact on our business.  This pandemic continues to rapidly evolve and the ultimate unknown impact on senior housing and skilled nursing creates a material uncertainty and risk with respect to our business, operations, financial condition, and liquidity.

Please review our Form 10-Q for the period ending September 30, 2020 filed with the SEC on November 12, 2020 for additional information regarding the risks associated with this pandemic. We will continue to monitor the impact on our business as well as proactively work with our tenants and partners through this unprecedented time.

PROPERTY PROFILE – BROOKSTONE OF ALEDO

On July 2, 2013, we acquired, through a wholly owned subsidiary, an assisted living facility in Aledo, Illinois currently known as Brookstone of Aledo for $8.625 million. The 49,420 square foot facility has 66 operating beds/units and was built in 2006. The facility is leased to an affiliate of Meridian Senior Living, LLC pursuant to a fifteen-year term lease on a triple-net basis, and is secured by a loan insured by the U.S. Department of Housing and Urban Development (“HUD”). The facility has followed strict CDC guidelines and has maintained consistently high occupancy levels throughout the COVID-19 pandemic.

Brookstone of Aledo

Please review all our filings with the SEC for more information. If you have any questions, please contact your financial advisor, our investor services and transfer agent team at Computershare at (888) 522-1771, or our Senior Vice President, Chris Kavanagh at (949) 535-1988. As always, thank you for your continued confidence and support. Stay healthy and be well.

Elizabeth A. Pagliarini

Chief Operating Officer & Chief Financial Officer

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2019, and quarterly reports for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.